Exhibit 99.1
NOG Announces Third Quarter 2023 Results, Achieves New Quarterly Production Record

THIRD QUARTER HIGHLIGHTS

•Record quarterly production of 102,327 Boe per day (62% oil), increases of 13% from the second quarter of 2023 and 29% from the third quarter of 2022
•GAAP net income of $26.1 million, Adjusted Net Income of $161.2 million and Adjusted EBITDA of $385.5 million. See “Non-GAAP Financial Measures” below
•Cash flow from operations of $263.9 million. Excluding changes in net working capital, cash flow from operations was $347.0 million, an increase of 29% from the third quarter of 2022
•Generated $127.8 million of Free Cash Flow. See “Non-GAAP Financial Measures” below
•Closed on the acquisition of a 33.33% undivided stake in the Novo assets for $468.4 million
•Declared and paid $0.38 per share common dividend for the third quarter of 2023, an increase of 52% from the third quarter of 2022, and declared $0.40 per share common dividend for the fourth quarter of 2023

MINNEAPOLIS (BUSINESS WIRE) - November 1, 2023 - Northern Oil and Gas, Inc. (NYSE: NOG) (“NOG” or “Company”) today announced the Company’s third quarter results.

MANAGEMENT COMMENTS

“NOG registered a banner third quarter reflecting continued strength in our operations, record organic growth and acquisition success. We have entered into harvest mode, generating increased free cash flow, but continue to pursue accretive acquisitions,” commented Nick O’Grady, NOG’s Chief Executive Officer. “NOG’s recent capital raise accelerated the achievement of the Company’s leverage targets. Our balance sheet strength and growing scale positions NOG to further enhance its growth prospects for 2024 and beyond as we work through a multitude of investment opportunities.”

THIRD QUARTER FINANCIAL RESULTS

Oil and natural gas sales for the third quarter were $511.7 million. Third quarter GAAP net income was $26.1 million or $0.28 per diluted share. Third quarter Adjusted Net Income was $161.2 million or $1.73 per adjusted diluted share. Adjusted EBITDA in the third quarter was $385.5 million, a 22% sequential increase from the second quarter and a record for NOG. See “Non-GAAP Financial Measures” below.

PRODUCTION

Third quarter production was 102,327 Boe per day, an increase of 13% from the second quarter of 2023 and an increase of 29% from the third quarter of 2022. Oil represented 62% of total production in the third quarter with 63,564 Bbls per day, an increase of 16% from the second quarter of 2023 and an increase of 41% from the third quarter of 2022. NOG had 22.6 net wells turned in-line during the third quarter, compared to 13.8 net wells turned in-line in the second quarter of 2023. Production increased quarter over quarter, driven primarily by growth in NOG’s Permian Basin production, which increased by approximately 42% on a sequential quarter basis and represented record quarterly volumes in the basin for the Company.

PRICING

During the third quarter, NYMEX West Texas Intermediate (“WTI”) crude oil averaged $82.32 per Bbl, and NYMEX natural gas at Henry Hub averaged $2.66 per Mcf. NOG’s unhedged net realized oil price in the third quarter was $79.48, representing a $2.84 differential to WTI prices. NOG’s unhedged net realized gas price in the third quarter was $2.19 per Mcf, representing approximately 82% realization compared with Henry Hub pricing. Oil differentials were modestly lower than in the second quarter, with in-basin prices in the Williston Basin widening as WTI prices increased during the quarter. Natural gas realizations were in line with forecast, driven by a reduction to the NGL-to-natural gas price ratio to more normalized levels and seasonally wider Appalachian differentials.

OPERATING COSTS

Lease operating costs were $82.5 million in the third quarter of 2023, or $8.76 per Boe, a 14% decrease on a per unit basis compared to the second quarter of 2023. The sequential decrease quarter-over-quarter was driven primarily by increased Permian volumes (which have lower costs), lower workover expenses and the prior quarter’s annual expensing of firm transportation charges. Third quarter general and administrative (“G&A”) costs totaled $11.8 million or $1.26 per Boe. This includes $3.4 million of legal and transaction expenses in connection with bolt-on acquisitions and $1.2 million of non-cash stock-based compensation. NOG’s cash G&A costs excluding these amounts totaled $7.3 million or $0.77 per Boe in the third quarter, down 16% on a per unit basis compared to the second quarter of 2023.

CAPITAL EXPENDITURES AND ACQUISITIONS

Capital expenditures for the third quarter were $216.6 million (excluding non-budgeted acquisitions and other). This was comprised of $182.3 million of total drilling and completion (“D&C”) capital on organic and Ground Game assets, and $34.3 million of Ground Game acquisition spending. D&C spending was higher than the prior quarter due to an increase in development activity incurred in the period and significant Ground Game success. NOG’s weighted average gross authorization for expenditure (or AFE) elected to in the third quarter was $9.7 million, compared to $9.0 million in the second quarter of 2023. Higher well costs versus the prior quarter were primarily a function of increased Permian Basin development, as the Permian Basin made up 59% of the net well elections in the quarter. NOG believes that higher recent commodity prices and stable rig activity may limit cost reductions on a forward looking basis.

NOG’s Permian Basin spending was 69% of the total capital expenditures for the third quarter, the Williston was 30%, and the Appalachian was 1%. On the Ground Game acquisition front, NOG closed on eight transactions through various structures during the third quarter totaling 5.7 net current and future development wells and 514 net acres.

As previously announced, on August 15, 2023, NOG completed its Novo acquisition with a $468.4 million cash settlement at closing.

LIQUIDITY AND CAPITAL RESOURCES

NOG had total liquidity of $879.0 million as of September 30, 2023, consisting of $866.0 million of committed borrowing availability under the Revolving Credit Facility and $13.0 million of cash.

In August 2023, NOG completed its semi-annual redetermination of its Revolving Credit Facility. The Borrowing Base increased to $1.8 billion (from $1.6 billion) and the Elected Commitment Amount increased to $1.25 billion (from $1.0 billion). In addition, the Company added two new lenders to the syndicate, increasing the number to sixteen banks.

As of September 30, 2023, NOG had total debt of $2,089.1 million. The total debt consisted of $384.0 million of outstanding borrowings under the Revolving Credit Facility, $705.1 million of outstanding 8.125% Senior Notes due 2028, $500.0 million of outstanding 3.625% Convertible Notes due 2029, and $500.0 million of outstanding 8.750% Senior Notes due 2031.

In October 2023, NOG completed an underwritten public offering of 7,475,000 shares of its common stock resulting in proceeds of $290.6 million, before offering expenses. Proceeds from the offering were used to reduce the outstanding balance on the Company’s Revolving Credit Facility and for general corporate purposes.

Pro forma for the offering, total debt and liquidity at quarter end would have been $1,798.5 million and $1,169.6 million, respectively.

SHAREHOLDER RETURNS

In August 2023, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.38 per share for stockholders of record as of September 28, 2023, which was paid on October 31, 2023. This represented a 52% increase from the third quarter of 2022.

On October 30, 2023, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.40 per share for stockholders of record as of December 28, 2023, which will be paid on January 31, 2024. This represents a 33% increase from the fourth quarter of 2023.

2023 ANNUAL GUIDANCE*

NOG is updating its annual guidance as shown in the table below. The increase in budgeted capital expenditures is being driven by accelerated development activity and Ground Game success, which are primarily focused on 2024 turn-in-line activity. Overall, the Company expects its 2023 well spud count to increase to a range of 76 - 79 net wells, compared to expectations of 68 - 71 net wells implied in prior guidance. The Company has also tightened production guidance, with the midpoint unchanged, and modestly improved oil differential and gas realization guidance to reflect year-to-date actuals.

	Previous	Current
Annual Production (Boe per day)	96,000 - 100,000	97,000 - 99,000
Oil as a Percentage of Production	62.0% - 63.0%	62.0% - 63.0%
Total Budgeted Capital Expenditures (in millions)	$764 - $800	$790 - $820
Net Wells Turned-in-Line (“TIL”)	75 - 78	75 - 78

Operating Expenses and Differentials:
Production Expenses (per Boe)	$9.35 - $9.55	$9.35 - $9.55
Production Taxes (as a percentage of Oil & Gas Sales)	8.0% - 9.0%	8.0% - 9.0%
DD&A Rate (per Boe)	$13.00 - $13.80	$13.00 - $13.80
Average Differential to NYMEX WTI (per Bbl)	($3.25) - ($4.25)	($3.00) - ($3.75)
Average Realization as a Percentage of NYMEX Henry Hub (per Mcf)	85.0% - 95.0%	95.0% - 105.0%

General and Administrative Expense (per Boe):
Non-Cash	$0.20 - $0.25	$0.20 - $0.25
Cash (excluding transaction costs on non-budgeted acquisitions)	$0.80 - $0.85	$0.80 - $0.85
________________
*All forecasts are provided on a 2-stream production basis.

THIRD QUARTER 2023 RESULTS

The following tables set forth selected operating and financial data for the periods indicated.

	Three Months Ended September 30,
	2023	2022	% Change
Net Production:
Oil (Bbl)	5,847,894	4,149,841	41%
Natural Gas and NGLs (Mcf)	21,396,966	18,776,821	14%
Total (Boe)	9,414,055	7,279,311	29%

Average Daily Production:
Oil (Bbl)	63,564	45,107	41%
Natural Gas and NGLs (Mcf)	232,576	204,096	14%
Total (Boe)	102,327	79,123	29%

Average Sales Prices:
Oil (per Bbl)	$79.48	$90.54	(12)%
Effect of Gain (Loss) on Settled Oil Derivatives on Average Price (per Bbl)	(2.58)	(19.12)
Oil Net of Settled Oil Derivatives (per Bbl)	76.90	71.42	8%

Natural Gas and NGLs (per Mcf)	2.19	8.43	(74)%
Effect of Gain (Loss) on Settled Natural Gas Derivatives on Average Price (per Mcf)	0.95	(2.43)
Natural Gas and NGLs Net of Settled Natural Gas Derivatives (per Mcf)	3.14	6.00	(48)%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	54.35	73.37	(26)%
Effect of Gain (Loss) on Settled Commodity Derivatives on Average Price (per Boe)	0.55	(17.16)
Realized Price on a Boe Basis Including Settled Commodity Derivatives	54.90	56.21	(2)%

Costs and Expenses (per Boe):
Production Expenses	$8.76	$9.41	(7)%
Production Taxes	4.48	5.81	(23)%
General and Administrative Expenses	1.26	1.41	(11)%
Depletion, Depreciation, Amortization and Accretion	14.21	9.06	57%

Net Producing Wells at Period End	923.7	761.2	21%

HEDGING

NOG hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes NOG’s open crude oil commodity derivative swap contracts scheduled to settle after September 30, 2023.

	Crude Oil Commodity Derivative Swaps(1)		Crude Oil Commodity Derivative Collars
Contract Period	Volume (Bbls/Day)	Weighted Average Price ($/Bbl)	Collar Call Volume (Bbls)	Collar Put Volume (Bbls)	Weighted Average Ceiling Price ($/Bbl)	Weighted Average Floor Price ($/Bbl)
2023:
Q4	21,724	76.00	2,291,252	1,991,676	86.02	72.74
2024:
Q1	16,497	$77.19	2,218,397	1,567,178	$84.56	$70.00
Q2	15,583	76.22	2,128,387	1,486,267	84.32	69.23
Q3	16,451	74.71	1,012,056	860,256	80.70	68.92
Q4	12,299	72.94	953,749	779,800	81.75	68.99
2025:
Q1	4,808	$72.20	413,286	314,849	$79.20	$67.84
Q2	4,589	72.42	273,171	199,233	75.49	67.63
Q3	4,504	71.90	234,994	161,970	75.76	67.88
Q4	4,466	71.90	208,511	135,487	76.87	67.63
2026:
Q1	2,930	$69.05	43,226	39,289	$70.25	$62.50
Q2	2,930	68.98	43,707	39,727	70.25	62.50
Q3	2,930	68.91	44,187	40,163	70.25	62.50
Q4	2,930	68.83	44,187	40,163	70.25	62.50
_____________
(1)Includes derivative contracts entered into through October 26, 2023. This table does not include volumes subject to swaptions and call options, which are crude oil derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table also does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-Q filed with the SEC for the quarter ended September 30, 2023.

The following table summarizes NOG’s open natural gas commodity derivative swap contracts scheduled to settle after September 30, 2023.

	Natural Gas Commodity Derivative Swaps(1)		Natural Gas Commodity Derivative Collars
Contract Period	Volume (MMBTU/Day)	Weighted Average Price ($/MMBTU)	Collar Call Volume (MMBTU)	Collar Put Volume (MMBTU)	Weighted Average Ceiling Price ($/MMBTU)	Weighted Average Floor Price ($/MMBTU)
2023:
Q4	105,619	$3.82	6,052,500	6,052,500	$6.47	$3.91
2024:
Q1	117,161	$3.57	4,725,000	4,725,000	$5.21	$3.29
Q2	119,514	3.45	5,062,500	5,062,500	4.50	3.05
Q3	108,048	3.47	5,520,000	5,520,000	4.74	3.06
Q4	73,890	3.46	6,181,586	6,181,586	5.15	3.09
2025:
Q1	16,500	$3.61	6,971,417	6,971,417	$5.58	$3.14
Q2	10,110	3.60	6,471,297	6,471,297	5.23	3.14
Q3	10,000	3.60	6,107,569	6,107,569	5.31	3.14
Q4	8,261	3.52	5,473,723	5,473,723	5.46	3.14
2026:
Q1	5,000	$3.20	4,048,249	4,048,249	$5.66	$3.13
Q2	5,055	3.20	4,184,706	4,184,706	5.66	3.13
Q3	5,000	3.20	4,184,706	4,184,706	5.66	3.13
Q4	4,946	3.20	2,774,642	2,774,642	5.66	3.13
____________
(1)Includes derivative contracts entered into through October 26, 2023. This table does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-Q filed with the SEC for the quarter ended September 30, 2023.

The following table presents NOG’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented, which is included in the revenue section of NOG’s statement of operations:

	Three Months Ended September 30,
(In thousands)	2023	2022
Cash Received (Paid) on Settled Derivatives	$5,164	$(124,911)
Non-Cash Mark-to-Market Gain (Loss) on Derivatives	(204,712)	382,501
Gain (Loss) on Commodity Derivatives, Net	$(199,548)	$257,590

CAPITAL EXPENDITURES & DRILLING ACTIVITY

(In millions, except for net well data)	Three Months Ended September 30, 2023
Capital Expenditures Incurred:
Organic Drilling and Development Capital Expenditures	$103.0
Ground Game Drilling and Development Capital Expenditures	$79.3
Ground Game Acquisition Capital Expenditures	$34.3
Other	$2.6
Non-Budgeted Acquisitions	$485.5

Net Wells Added to Production	22.6

Net Producing Wells (Period-End)	923.7

Net Wells in Process (Period-End)	74.2
Increase in Wells in Process over Prior Period	6.2

Weighted Average Gross AFE for Wells Elected to	$9.7

THIRD QUARTER 2023 EARNINGS RELEASE CONFERENCE CALL

In conjunction with NOG’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Thursday, November 2, 2023 at 7:00 a.m. Central Time.

Those wishing to listen to the conference call may do so via webcast or phone as follows:

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=QsVuR6Lo
Dial-In Number: (866) 373-3407 (US/Canada) and (412) 902-1037 (International)
Conference ID: 13741092 - NOG third Quarter 2023 Earnings Call
Replay Dial-In Number: (877) 660-6853 (US/Canada) and (201) 612-7415 (International)
Replay Access Code: 13741092 - Replay will be available through November 16, 2023

ABOUT NORTHERN OIL AND GAS

NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about NOG can be found at www.northernoil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and NOG’s future results that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements, including, but not limited to, statements regarding NOG’s dividend plans and practices, financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance. When used in this press release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production, sales, market size, collaborations, cash flows, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on NOG’s current properties and properties pending acquisition; infrastructure constraints and related factors affecting NOG’s properties; cost inflation or supply chain disruptions; ongoing legal disputes over, and potential shutdown of, the Dakota Access Pipeline; NOG’s ability to acquire additional development opportunities, potential or pending acquisition transactions, the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions, integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof; disruption to NOG’s business due to acquisitions and other significant transactions; general economic or industry conditions, nationally and/or in the communities in which NOG conducts business; changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets; risks associated with NOG’s 3.625% convertible senior notes due 2029 (the “Convertible Notes”), including the potential impact that the Convertible Notes may have on NOG’s financial position and liquidity, potential dilution, and that provisions of the Convertible Notes could delay or prevent a beneficial takeover of NOG; the potential impact of the capped call transactions undertaken in tandem with the Convertible Notes issuance, including counterparty risk; increasing attention to environmental, social and governance matters; NOG’s ability to consummate any pending acquisition transactions; other risks and uncertainties related to the closing of pending acquisition transactions; NOG’s ability to raise or access capital; cyber-incidents could have a material adverse effect on NOG’s business, financial condition or results of operations; changes in accounting principles, policies or guidelines; events beyond NOG’s control, including a global or domestic health crisis, acts of terrorism, political or economic instability or armed conflict in oil and gas producing regions; and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products and prices.

NOG has based any forward-looking statements on its current expectations and assumptions about future events. While NOG’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. Accordingly, results actually achieved may differ materially from expected results described in these statements. Forward-looking statements speak only as of the date they are made. You should consider carefully the statements under the heading “Risk Factors” in NOG’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by subsequent reports NOG files with the SEC. NOG does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, other than as may be required by applicable law or regulation.

CONTACT:

Evelyn Infurna
Vice President of Investor Relations
952-476-9800
ir@northernoil.com

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,
(In thousands, except share and per share data)	2023	2022
Revenues
Oil and Gas Sales	$511,651	$534,050
Gain (Loss) on Commodity Derivatives, Net	(199,548)	257,590
Other Revenues	1,870	—
Total Revenues	313,973	791,640

Operating Expenses
Production Expenses	82,506	68,478
Production Taxes	42,158	42,273
General and Administrative Expenses	11,846	10,278
Depletion, Depreciation, Amortization and Accretion	133,791	65,975
Other Expenses	1,235	—
Total Operating Expenses	271,536	187,004

Income From Operations	42,438	604,637

Other Income (Expense)
Interest Expense, Net of Capitalization	(37,040)	(20,135)
Gain (Loss) on Unsettled Interest Rate Derivatives, Net	—	(42)
Gain on Extinguishment of Debt, Net	—	339
Other Income (Expense)	21	(1)
Total Other Income (Expense)	(37,019)	(19,839)

Income Before Income Taxes	5,419	584,798

Income Tax Expense (Benefit)	(20,691)	1,333

Net Income	$26,111	$583,465

Cumulative Preferred Stock Dividend	—	(2,610)

Net Income Attributable to Common Stockholders	$26,111	$580,855

Net Income Per Common Share – Basic	$0.28	$7.39
Net Income Per Common Share – Diluted	$0.28	$6.77
Weighted Average Common Shares Outstanding – Basic	92,768,035	78,589,661
Weighted Average Common Shares Outstanding – Diluted	93,742,407	86,141,293

CONDENSED BALANCE SHEETS

(In thousands, except par value and share data)	September 30, 2023	December 31, 2022
Assets	(Unaudited)
Current Assets:
Cash and Cash Equivalents	$12,952	$2,528
Accounts Receivable, Net	363,516	271,336
Advances to Operators	25,431	8,976
Prepaid Expenses and Other	2,567	2,014
Derivative Instruments	65,160	35,293
Income Tax Receivable	—	338
Total Current Assets	469,626	320,485

Property and Equipment:
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	8,135,649	6,492,683
Unproved	36,827	41,565
Other Property and Equipment	7,421	6,858
Total Property and Equipment	8,179,897	6,541,106
Less – Accumulated Depreciation, Depletion and Impairment	(4,391,261)	(4,058,180)
Total Property and Equipment, Net	3,788,636	2,482,926

Derivative Instruments	29,543	12,547
Acquisition Deposit	—	43,000
Other Noncurrent Assets, Net	16,861	16,220

Total Assets	$4,304,666	$2,875,178

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$235,129	$128,582
Accrued Liabilities	154,882	121,737
Accrued Interest	32,074	24,347
Income Tax Payable	2,051	—
Derivative Instruments	176,339	58,418
Contingent Consideration	—	10,107
Other Current Liabilities	2,016	1,781
Total Current Liabilities	602,491	344,972

Long-term Debt, Net	2,057,359	1,525,413
Deferred Tax Liability	7,291	—
Derivative Instruments	190,086	225,905
Asset Retirement Obligations	36,799	31,582
Other Noncurrent Liabilities	2,847	2,045

Total Liabilities	$2,896,873	$2,129,917

Commitments and Contingencies

Stockholders’ Equity

Common Stock, Par Value $.001; 135,000,000 Shares Authorized; 93,032,638 Shares Outstanding at 9/30/2023 85,165,807 Shares Outstanding at 12/31/2022	495	487
Additional Paid-In Capital	1,873,940	1,745,532
Retained Deficit	(466,642)	(1,000,759)
Total Stockholders’ Equity	1,407,793	745,260
Total Liabilities and Stockholders’ Equity	$4,304,666	$2,875,178

Non-GAAP Financial Measures

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP measures. NOG defines Adjusted Net Income (Loss) as income (loss) before income taxes, excluding (i) (gain) loss on unsettled commodity derivatives, net of tax, (ii) (gain) loss on extinguishment of debt, net of tax, (iii) acquisition transaction costs, net of tax, and (iv) (gain) loss on unsettled interest rate derivatives, net of tax. NOG defines Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization and accretion, (iv) non-cash stock-based compensation expense, (v) (gain) loss on extinguishment of debt, (vi) acquisition transaction costs, (vii) (gain) loss on unsettled interest rate derivatives, and (viii) (gain) loss on unsettled commodity derivatives. NOG defines Free Cash Flow as cash flows from operations before changes in working capital and other items, less (i) capital expenditures, excluding non-budgeted acquisitions and changes in accrued capital expenditures and other items. A reconciliation of each of these measures to the most directly comparable GAAP measure is included below.

Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Management believes Adjusted Net Income and Adjusted EBITDA provide useful information to both management and investors by excluding certain expenses and unrealized commodity gains and losses that management believes are not indicative of NOG’s core operating results. Management believes that Free Cash Flow is useful to investors as a measure of a company’s ability to internally fund its budgeted capital expenditures, to service or incur additional debt, and to measure success in creating stockholder value. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring NOG’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes. The non-GAAP financial measures included herein may be defined differently than similar measures used by other companies and should not be considered an alternative to, or more meaningful than, the comparable GAAP measures. From time to time NOG provides forward-looking Free Cash Flow estimates or targets; however, NOG is unable to provide a quantitative reconciliation of the forward looking non-GAAP measure to its most directly comparable forward looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward looking GAAP measure. The reconciling items in future periods could be significant.

Reconciliation of Adjusted Net Income

	Three Months Ended September 30,
(In thousands, except share and per share data)	2023	2022
Income Before Income Taxes	$5,419	$584,798
Add:
Impact of Selected Items:
(Gain) Loss on Unsettled Commodity Derivatives	204,712	(382,501)
Gain on Extinguishment of Debt	—	(339)
Acquisition Transaction Costs	3,385	2,932
Loss on Unsettled Interest Rate Derivatives	—	42
Adjusted Income Before Adjusted Income Tax Expense	213,516	204,933

Adjusted Income Tax Expense (1)	(52,311)	(50,209)

Adjusted Net Income (non-GAAP)	$161,204	$154,724

Weighted Average Shares Outstanding – Basic	92,768,035	78,589,661
Weighted Average Shares Outstanding – Diluted	93,742,407	86,141,293
Less:
Dilutive Effect of Convertible Notes (2)	434,944	—
Weighted Average Shares Outstanding – Adjusted Diluted	93,307,463	86,141,293

Income Before Income Taxes Per Common Share – Basic	$0.06	$7.44
Add:
Impact of Selected Items	2.24	(4.83)
Impact of Income Tax	(0.56)	(0.64)
Adjusted Net Income Per Common Share – Basic	$1.74	$1.97

Income Before Income Taxes Per Common Share – Adjusted Diluted	$0.06	$6.79
Add:
Impact of Selected Items	2.23	(4.41)
Impact of Income Tax	(0.56)	(0.58)
Adjusted Net Income Per Common Share – Adjusted Diluted	$1.73	$1.80
______________
(1)For the three months ended September 30, 2023 and September 30, 2022, this represents a tax impact using an estimated tax rate of 24.5%.
(2)Weighted average shares outstanding - diluted, on a GAAP basis, includes diluted shares attributable to the Company’s Convertible Notes due 2029. However, the offsetting impact of the capped call transactions that the Company entered into in connection therewith is not recognized on a GAAP basis. As a result, for purposes of this calculation, the Company excludes the dilutive shares to the extent they would be offset by the capped calls.

Reconciliation of Adjusted EBITDA

	Three Months Ended September 30,
(In thousands)	2023	2022
Net Income	$26,111	$583,465
Add:
Interest Expense	37,040	20,135
Income Tax Expense (Benefit)	(20,691)	1,333
Depreciation, Depletion, Amortization and Accretion	133,791	65,975
Non-Cash Stock-Based Compensation	1,178	1,341
Gain on Extinguishment of Debt	—	(339)
Acquisition Transaction Costs	3,385	2,932
Gain on Unsettled Interest Rate Derivatives	—	42
(Gain) Loss on Unsettled Commodity Derivatives	204,712	(382,501)
Adjusted EBITDA	$385,525	$292,385

Reconciliation of Free Cash Flow

Three Months Ended September 30,
(In thousands)	2023
Net Cash Provided by Operating Activities	$263,865
Exclude: Changes in Working Capital and Other Items	83,131
Less: Capital Expenditures (1)	(219,234)
Free Cash Flow	$127,762
_______________
(1) Capital expenditures are calculated as follows:

Three Months Ended September 30,
(In thousands)	2023
Cash Paid for Capital Expenditures	$612,762
Less: Non-Budgeted Acquisitions	(442,866)
Plus: Change in Accrued Capital Expenditures and Other	49,338
Capital Expenditures	$219,234